NETWORK-1 SECURITY SOLUTIONS, INC.


                        Filed Pursuant to Rule 424(b)(3)
                           Registration No. 333-126013

                           PROSPECTUS SUPPLEMENT NO. 1
                     (To Prospectus dated December 22, 2005)


This is a prospectus supplement to our prospectus dated December 22, 2005 (the "Prospectus") relating to the resale from time to time by selling stockholders of up to 16,886,267 shares of our Common Stock, including shares issuable upon exercise of outstanding warrants and options. On February 8, 2006, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of the Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus, and may not be delivered or utilized without the Prospectus. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 7 of the Prospectus in determining whether to purchase the Common Stock.

The date of this prospectus supplement is February 8, 2006.



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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 2, 2006
                                                   ----------------


                       Network-1 Security Solutions, Inc.
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             (Exact name of registrant as specified in its charter)


          Delaware                     1-14896                    11-3027591
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(State or other jurisdiction        (Commission                 (IRS Employer
     of incorporation)              File Number)             Identification No.)



              445 Park Avenue, Suite 1028, New York, New York 10022
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                    (Address of principal executive offices)


Registrant's telephone number, including area code:  (212) 829-5700


                                       N/A
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         (Former name or former address, if changed since last report.)

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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ITEM 4.01   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNT

            On February 2, 2006, Network-1 Security Solutions, Inc. (the "Registrant") dismissed Eisner LLP, as its principal independent accountant to audit its financial statements. This decision was recommended and approved by the Registrant's audit committee and Board of Directors.

            Eisner LLP's report on the Registrant's financial statements for the year ended December 31, 2004 did not contain an adverse opinion or disclaimer opinion, and was not modified as to uncertainty, audit scope or accounting principles. Eisner LLP did not audit the Registrant's financial statements for the year ended December 31, 2005 or issue a report thereon. During the Registrant's past two fiscal years and the subsequent interim period there were no disagreements with Eisner LLP, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Eisner LLP, would have caused Eisner LLP to make reference to the subject matter of the disagreement(s) in connection with its report on the Registrant's financial statements.

            On February 2, 2006, the Registrant engaged Radin, Glass & Co., LLP as its new principal independent accountant to audit its financial statements. The Registrant (or someone on its behalf) did not consult Radin, Glass & Co., LLP with respect to the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Registrant's financial statements.




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                                    SIGNATURE


            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        NETWORK-1 SECURITY SOLUTIONS, INC.


Dated: February 8, 2006                 By: /s/ Corey M. Horowitz00
                                            ------------------------------
                                            Name: Corey M. Horowitz
                                            Title: Chairman & Chief Executive
                                                   Officer



















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